                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
          ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                         EXIDE ELECTRONICS GROUP, INC.
                                       AT
                      $29.00 NET PER SHARE OF COMMON STOCK
                                      AND
                            $15.525 NET PER WARRANT
                                       BY
                          BTR ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    BTR PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                October 20, 1997

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     We have been appointed by BTR Acquisition Corporation, a Delaware corporation (the 'Purchaser') and an indirect wholly owned subsidiary of BTR plc, an English public limited company ('Parent'), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the 'Common Stock'), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the 'Warrants') of Exide Electronics Group, Inc., a Delaware corporation (the 'Company'), at a price of $29.00 per share of Common Stock and $15.525 per Warrant to purchase one share of Common Stock, in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 20, 1997 (the 'Offer to Purchase'), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer') enclosed herewith. Unless the context indicates otherwise, as used herein, Shares shall mean shares of Common Stock and the Warrants, and shareholders shall mean holders of Shares. Unless the context indicates otherwise, all references to Shares of Common Stock shall include the associated Rights issued pursuant to the Rights Agreement, dated as of November 25, 1992, as amended (the 'Rights Agreement'), between the Company and First Union National Bank of North Carolina, as Rights Agent.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 16, 1997, BY AND AMONG THE PARENT, THE PURCHASER AND THE COMPANY ('THE MERGER AGREEMENT'). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (INCLUDING WARRANTS) PURSUANT TO THE OFFER.

     Also enclosed is the letter to shareholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND
(II) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE 'HSR ACT'), AND UNDER CERTAIN OTHER APPLICABLE FOREIGN ANTITRUST STATUTES HAVING EXPIRED OR TERMINATED. SEE SECTION 15 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

          1. The Offer to Purchase, dated October 20, 1997;

          2. The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          3. The Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the 'Share Certificates') are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date (as defined in the Offer to Purchase) or the procedure for book-entry transfer cannot be completed by the Expiration Date;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withheld; and

          7. A return envelope addressed to the Depositary.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for the Shares validly tendered prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates, timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company ('DTC'), or the Philadelphia Depository Trust Company pursuant to the procedures set forth in Section 2 of the Offer to Purchase, or confirmation of surrender of Shares through DTC's Automated Tender Offer Program ('ATOP'), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in the case of a book-entry transfer or tender pursuant to ATOP procedures and (iii) any other documents required by the Letter of Transmittal.

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
     If certificates evidencing the Rights (the 'Rights Certificates') have been distributed to holders of Common Shares, such holders are required to tender or (if such procedure is available) make book-entry entry-transfer or surrender through ATOP of, Rights Certificates representing a number of Rights equal to the number of shares of Common Stock being tendered in order to effect a valid tender of such shares of Common Stock.

     The Warrants may not be tendered by book-entry transfer or ATOP. Neither book-entry confirmations, Agent's Messages nor ATOP procedures are available with respect to Warrants.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary as described in Section 17 of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 17, 1997 UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer or in accordance with DTC's ATOP procedures, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer or ATOP on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent, or Wasserstein Perella & Co., Inc., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover page of the offer to Purchase.

     Additional copies of the enclosed materials may be obtained by calling MacKenzie Partners, Inc., the Information Agent, collect at (212) 929-5500 or toll-free at (800) 322-2885, or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,
                                          WASSERSTEIN PERELLA & CO., INC.
                                          31 West 52nd Street
                                          New York, NY 10019
                                          (212) 969-2700 (Call Collect)

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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